NEWS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200

April 27, 2023	Contact:	Steven F. Nicola	William D. Wilson
		Chief Financial Officer and Secretary	Senior Director, Corporate Development

MATTHEWS INTERNATIONAL REPORTS RESULTS FOR
FISCAL 2023 SECOND QUARTER

Fiscal 2023 2nd Quarter Financial Highlights:
•Sales increased $34.6 million or 7.8%, from a year ago; 10% on a constant currency basis
•Industrial Technologies sales over 60% higher; on track to approach $500 million for fiscal 2023
•Memorialization segment also reports year-over-year sales growth
•Company re-affirms guidance for fiscal 2023
•Webcast: Friday, April 28, 2023, 9:00 a.m., (201) 689-8471

PITTSBURGH, PA, April 27, 2023 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for its second quarter of fiscal 2023.

In discussing the results for the Company’s fiscal 2023 second quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“I am pleased to report very good operating results on a consolidated basis for the fiscal 2023 second quarter. Our consolidated sales increased 7.8% from the same quarter a year ago, resulting in higher adjusted EBITDA. On a constant currency basis, consolidated sales increased 10.0%. These results were driven principally by growth in our Industrial Technologies and Memorialization segments.

“For the fiscal 2023 second quarter, our Industrial Technologies segment reported an increase of $47.4 million, or 60.6%, in sales from the same quarter a year ago. Higher sales for our energy storage solutions business and the acquisitions of Olbrich GmbH and R+S Automotive GmbH (August 2022) were the significant contributors to this increase. Our energy storage solutions business continues to grow and interest in our offerings is increasing. Our Industrial Technologies segment is on track to approach sales of $500 million for fiscal 2023, more than double its sales of $228.5 million three years ago (fiscal 2020).

“Our Memorialization segment also reported sales growth for the current quarter despite a significant decline in U.S. casketed deaths. The increase for the current quarter primarily reflected growth in sales of cemetery memorial products and mausoleums, improved price realization, and the acquisition of Eagle Granite Company (February 2023). These increases were partially offset by lower casket unit volume reflecting the lower death rates.

Matthews International Reports Results for Fiscal 2023 Second Quarter

April 27, 2023
“Sales for the SGK Brand Solutions business continued to be challenged due to unfavorable currency rate changes and difficult European market conditions. However, recent cost reduction actions mitigated some of this impact. In addition, further cost structure actions have been initiated in our European operations which, together with our actions to date, should yield improved margins for the balance of the fiscal year.

“Additionally, as a result of strong operating cash flow, we reported a $59.1 million reduction in outstanding debt during the fiscal 2023 second quarter, reducing our net leverage ratio to 3.5 at March 31, 2023. We expect further debt reduction over the remaining two quarters of this fiscal year.”

Second Quarter Fiscal 2023 Consolidated Results (Unaudited)

($ in millions, except per share data)	Q2 FY2023	Q2 FY2022	Change	% Change
Sales	$479.6	$445.0	$34.6	7.8%
Net income (loss) attributable to Matthews	$9.1	$(1.9)	$11.0	NM
Diluted earnings (loss) per share	$0.29	$(0.06)	$0.35	NM
Non-GAAP adjusted net income	$20.3	$23.5	$(3.2)	(13.6)%
Non-GAAP adjusted EPS	$0.65	$0.74	$(0.09)	(12.2)%
Adjusted EBITDA	$58.4	$55.2	$3.2	5.8%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures.
NM: Not meaningful

Consolidated sales for the quarter ended March 31, 2023 were $479.6 million, compared to $445.0 million for the same quarter a year ago, representing an increase of $34.6 million, or 7.8%. On a constant currency basis, consolidated sales increased $44.5 million, or 10.0%, from a year ago. Changes in foreign currency exchange rates were estimated to have an unfavorable impact of $9.9 million on fiscal 2023 second quarter sales compared to the prior year.

Net income attributable to the Company for the quarter ended March 31, 2023 was $9.1 million, or $0.29 per share, compared to a loss of $1.9 million, or $0.06 per share in the prior year. The second quarter last year reflected asset write-downs related to the Russia-Ukraine conflict. On a non-GAAP adjusted basis, earnings for the fiscal 2023 second quarter were $0.65 per share, compared to $0.74 per share a year ago. The decrease was primarily attributable to higher interest expense compared to a year ago, offset partially by the increase in consolidated adjusted EBITDA (net income before interest expense, income taxes, depreciation and amortization, and other adjustments) for the current quarter. Adjusted EBITDA for the fiscal 2023 second quarter was $58.4 million. On a constant currency basis, adjusted EBITDA was $60.0 million for the current quarter, compared to $55.2 million a year ago, primarily reflecting higher adjusted EBITDA for the Memorialization and Industrial Technologies segments partially offset by a decline in the SGK Brand Solutions segment.

Fiscal 2023 Year-to-Date Consolidated Results (Unaudited)

($ in millions, except per share data)	YTD FY2023	YTD FY2022	Change	% Change
Sales	$928.8	$883.6	$45.2	5.1%
Net income (loss) attributable to Matthews	$12.8	$(21.7)	$34.5	159.1%
Diluted earnings (loss) per share	$0.41	$(0.68)	$1.09	160.3%
Non-GAAP adjusted net income	$36.8	$47.1	$(10.3)	(21.9)%
Non-GAAP adjusted EPS	$1.18	$1.48	$(0.30)	(20.3)%
Adjusted EBITDA	$107.7	$108.5	$(0.8)	(0.7)%
Note: See the attached tables for additional important disclosures regarding Matthews’ use of non-GAAP measures as well as reconciliations of non-GAAP measures to corresponding GAAP measures.

Matthews International Reports Results for Fiscal 2023 Second Quarter

April 27, 2023
Consolidated sales for the six months ended March 31, 2023 were $928.8 million, compared to $883.6 million a year ago, representing an increase of $45.2 million, or 5.1%. On a constant currency basis, consolidated sales increased $72.2 million, or 8.2%, from a year ago. Changes in foreign currency exchange rates were estimated to have an unfavorable impact of $27.0 million on fiscal 2023 sales compared to the prior year.

Net income attributable to the Company for the first six months of fiscal 2023 was $12.8 million, or $0.41 per share, compared to a net loss of $21.7 million, or $0.68 per share in the prior year. The loss in the prior year-to-date period included the settlement of the Company’s principal defined benefit pension plan and asset write-downs related to the Russia-Ukraine conflict.

On a non-GAAP adjusted basis, earnings for the first six months of fiscal 2023 were $1.18 per share, compared to $1.48 per share a year ago, representing an decrease of $0.30 per share or 20.3%. The decrease primarily reflected higher interest expense and modestly lower year-to-date adjusted EBITDA. Adjusted EBITDA for the first six months of fiscal 2023 was $107.7 million, compared to $108.5 million a year ago, representing a decrease of $0.8 million. The impact of higher consolidated sales was offset by significant material cost increases, higher labor costs, and other inflationary cost increases.

Outlook

Mr. Bartolacci further stated: “With respect to the balance of fiscal 2023, we are pleased with the progress and direction of each of our businesses and we are on track to our guidance. In our energy storage solutions business, we are in the earlier stages of the orders that we announced in January 2023, which will benefit the balance of this fiscal year into mid-fiscal 2024. For our Warehouse Automation business, backlog remains solid, particularly for deliveries through the end of this fiscal year. In addition, our Memorialization business continues to perform well despite the return to normal death rates following coronavirus disease 2019 ("COVID-19"). Lastly, pricing conditions for the SGK Brand Solutions business appear to be improving and we have started to realize the benefits from our recent cost reduction actions.

"Based on these considerations, we are maintaining our previously reported guidance for fiscal 2023 (adjusted EBITDA range of $215 million to $235 million)."

Webcast

The Company will host a conference call and webcast on Friday, April 28, 2023 at 9:00 a.m. Eastern Time to review its financial and operating results and discuss its corporate strategies and outlook. A question-and-answer session will follow. The conference call can be accessed by dialing (201) 689-8471. The audio webcast can be monitored at www.matw.com. As soon as available after the call, a transcript of the call will be posted on the Investor Relations section of the Company’s website at www.matw.com.

Matthews International Reports Results for Fiscal 2023 Second Quarter

April 27, 2023
About Matthews International Corporation

Matthews International Corporation is a global provider of memorialization products, industrial technologies, and brand solutions. The Memorialization segment is a leading provider of memorialization products, including memorials, caskets, cremation-related products, and cremation and incineration equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures, services and distributes high-tech custom energy storage solutions, product identification, and warehouse automation technologies and solutions. The SGK Brand Solutions segment is a leading provider of packaging solutions and brand experiences, helping companies simplify their marketing, amplify their brands and provide value. The Company has approximately 12,000 employees in more than 30 countries on six continents that are committed to delivering the highest quality products and services.

Forward-looking Information

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in domestic or international economic conditions, changes in foreign currency exchange rates, changes in interest rates, changes in the cost of materials used in the manufacture of the Company's products, changes in mortality and cremation rates, changes in product demand or pricing as a result of consolidation in the industries in which the Company operates, or other factors such as supply chain disruptions, labor shortages or labor cost increases, changes in product demand or pricing as a result of domestic or international competitive pressures, ability to achieve cost-reduction objectives, unknown risks in connection with the Company's acquisitions, cybersecurity concerns, effectiveness of the Company's internal controls, compliance with domestic and foreign laws and regulations, technological factors beyond the Company's control, impact of pandemics or similar outbreaks, or other disruptions to our industries, customers, or supply chains, the impact of global conflicts, such as the current war between Russia and Ukraine, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Matthews International Reports Results for Fiscal 2023 Second Quarter

April 27, 2023
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,			Six Months Ended March 31,
	2023	2022	% Change	2023	2022	% Change
Sales	$479,580	$444,978	7.8%	$928,820	$883,557	5.1%
Cost of sales	(329,957)	(320,459)	3.0%	(640,267)	(627,401)	2.1%
Gross profit	149,623	124,519	20.2%	288,553	256,156	12.6%
Gross margin	31.2%	28.0%		31.1%	29.0%

Selling and administrative expenses	(116,055)	(105,200)	10.3%	(227,415)	(204,512)	11.2%
Amortization of intangible assets	(10,517)	(11,953)	(12.0)%	(20,859)	(33,499)	(37.7)%
Operating profit	23,051	7,366	NM	40,279	18,145	122.0%
Operating margin	4.8%	1.7%		4.3%	2.1%

Interest and other deductions, net	(10,544)	(6,025)	75.0%	(22,813)	(43,242)	(47.2)%
Income (loss) before income taxes	12,507	1,341	NM	17,466	(25,097)	169.6%
Income taxes	(3,382)	(3,277)	3.2%	(4,694)	3,351	NM
Net income (loss)	9,125	(1,936)	NM	12,772	(21,746)	158.7%
Non-controlling interests	2	31	(93.5)%	58	38	NM
Net income (loss) attributable to Matthews	$9,127	$(1,905)	NM	$12,830	$(21,708)	159.1%

Earnings (loss) per share -- diluted	$0.29	$(0.06)	NM	$0.41	$(0.68)	160.3%

Earnings per share -- non-GAAP (1)	$0.65	$0.74	(12.2)%	$1.18	$1.48	(20.3)%

Dividends declared per share	$0.23	$0.22	4.5%	$0.46	$0.44	4.5%

Diluted Shares	31,179	31,692		31,071	31,695
(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release
NM: Not meaningful

SEGMENT INFORMATION (Unaudited)
(In thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Sales:
Memorialization	$222,889	$220,004	$429,391	$430,710
Industrial Technologies	125,514	78,154	234,657	152,485
SGK Brand Solutions	131,177	146,820	264,772	300,362
	$479,580	$444,978	$928,820	$883,557

Adjusted EBITDA:
Memorialization	$48,030	$42,944	$87,167	$86,314
Industrial Technologies	15,565	14,385	27,767	21,568
SGK Brand Solutions	11,020	13,462	23,252	28,876
Corporate and Non-Operating	(16,168)	(15,601)	(30,448)	(28,235)
Total Adjusted EBITDA (1)	$58,447	$55,190	$107,738	$108,523

(1) See reconciliation of non-GAAP financial information provided in tables at the end of this release

Matthews International Reports Results for Fiscal 2023 Second Quarter

April 27, 2023
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (Unaudited)
(In thousands)

	March 31, 2023	September 30, 2022
ASSETS
Cash and cash equivalents	$41,916	$69,016
Accounts receivable, net	216,140	221,015
Inventories, net	254,557	225,440
Other current assets	105,626	113,145
Total current assets	618,239	628,616
Property, plant and equipment, net	268,247	256,065
Goodwill	708,767	675,421
Other intangible assets, net	190,387	202,154
Other long-term assets	111,633	120,515
Total assets	$1,897,273	$1,882,771

LIABILITIES
Long-term debt, current maturities	$2,825	$3,277
Other current liabilities	391,616	408,098
Total current liabilities	394,441	411,375
Long-term debt	775,202	795,291
Other long-term liabilities	215,239	189,029
Total liabilities	1,384,882	1,395,695

SHAREHOLDERS' EQUITY
Total shareholders' equity	512,391	487,076
Total liabilities and shareholders' equity	$1,897,273	$1,882,771

CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(In thousands)

	Six Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net income (loss)	$12,772	$(21,746)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	47,877	57,225
Changes in working capital items	(10,885)	18,842
Other operating activities	(5,053)	18,402
Net cash provided by operating activities	44,711	72,723

Cash flows from investing activities:
Capital expenditures	(23,772)	(28,096)
Acquisitions, net of cash acquired	(7,586)	—
Other investing activities	155	3,357
Net cash used in investing activities	(31,203)	(24,739)

Cash flows from financing activities:
Net payments from long-term debt	(27,120)	(10,538)
Purchases of treasury stock	(2,739)	(12,138)
Dividends	(14,126)	(13,952)
Other financing activities	(914)	(2,047)
Net cash used in financing activities	(44,899)	(38,675)

Effect of exchange rate changes on cash	1,893	(1,580)

Net change in cash, cash equivalents and restricted cash	$(29,498)	$7,729

Matthews International Reports Results for Fiscal 2023 Second Quarter

April 27, 2023
Reconciliations of Non-GAAP Financial Measures

Included in this report are measures of financial performance that are not defined by GAAP, including, without limitation, adjusted EBITDA, adjusted net income and EPS, constant currency sales, constant currency adjusted EBITDA, net debt and net debt leverage ratio. The Company defines net debt leverage ratio as outstanding debt (net of cash) relative to adjusted EBITDA. The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition and divestiture costs, ERP integration costs, strategic initiative and other charges (which includes non-recurring charges related to operational initiatives and exit activities), stock-based compensation and the non-service portion of pension and postretirement expense. Constant currency sales and constant currency adjusted EBITDA remove the impact of changes due to foreign exchange translation rates. To calculate sales and adjusted EBITDA on a constant currency basis, amounts for periods in the current fiscal year are translated into U.S. dollars using exchange rates applicable to the comparable periods of the prior fiscal year. Management believes that presenting non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that management believes do not directly reflect the Company's core operations, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company's calculations of its non-GAAP financial measures, however, may not be comparable to similarly titled measures reported by other companies. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provide investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures.

Matthews International Reports Results for Fiscal 2023 Second Quarter

April 27, 2023
ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022
Net income (loss)	$9,125	$(1,936)	$12,772	$(21,746)
Income tax provision (benefit)	3,382	3,277	4,694	(3,351)
Income (loss) before income taxes	$12,507	$1,341	$17,466	$(25,097)
Net loss attributable to noncontrolling interests	2	31	58	38
Interest expense	12,047	6,260	22,262	12,767
Depreciation and amortization *	24,148	23,724	47,877	57,225
RPA and factoring financing fees (1)	1,090	—	1,546	—
Acquisition and divestiture costs (2)**	2,852	—	4,137	—
Strategic initiatives and other charges (3)**	1,280	6,750	3,040	10,573
Non-recurring / incremental coronavirus disease 2019 ("COVID-19") costs (4)***	—	1,213	—	1,903
Exchange losses related to highly inflationary accounting (5)	160	—	1,248	—
Defined benefit plan termination related items (6)	—	(79)	21	347
Asset write-downs (7)	—	10,486	—	10,486
Stock-based compensation	4,278	5,222	8,612	8,931
Non-service pension and postretirement expense (8)	83	242	1,471	31,350
Total Adjusted EBITDA	$58,447	$55,190	$107,738	$108,523
Adjusted EBITDA margin	12.2%	12.4%	11.6%	12.3%

(1) Represents fees for receivables sold under the RPA and factoring arrangements.
(2) Includes certain non-recurring costs associated with recent acquisition and divestiture activities.
(3) Includes certain non-recurring costs associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels and costs associated with global ERP system integration efforts, net of loss recoveries related to a previously disclosed theft of funds by a former employee initially identified in fiscal 2015.

(4) Includes certain non-recurring direct incremental costs (such as costs for purchases of computer peripherals and devices to facilitate working-from-home, additional personal protective equipment and cleaning supplies and services, etc.) incurred in response to COVID-19. This amount does not include the impact of any lost sales or underutilization due to COVID-19.

(5) Represents exchange losses associated with highly inflationary accounting related to the Company's Turkish subsidiaries.
(6) Represents items associated with the termination of the Company's DB Plan, supplemental retirement plan and the defined benefit portion of the officers retirement restoration plan.
(7) Represents asset write-downs within the SGK Brand Solutions segment.
(8) Non-service pension and postretirement expense includes interest cost, expected return on plan assets, amortization of actuarial gains and losses, curtailment gains and losses, and settlement gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. Curtailment gains and losses and settlement gains and losses are excluded from adjusted EBITDA since they generally result from certain non-recurring events, such as plan amendments to modify future benefits or settlements of plan obligations. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

* Depreciation and amortization was $5,711 and $5,803 for the Memorialization segment, $5,916 and $2,531 for the Industrial Technologies segment, $11,319 and $14,060 for the SGK Brand Solutions segment, and $1,202 and $1,330 for Corporate and Non-Operating, for the three months ended March 31, 2023 and 2022, respectively. Depreciation and amortization was $11,285 and $11,613 for the Memorialization segment, $11,769 and $5,184 for the Industrial Technologies segment, $22,379 and $37,785 for the SGK Brand Solutions segment, and $2,444 and $2,643 for Corporate and Non-Operating, for the six months ended March 31, 2023 and 2022, respectively.
** Acquisition and divestiture costs, ERP integration costs, and strategic initiatives and other charges were $333 and $516 for the Memorialization segment, $2,437 and $161 for the Industrial Technologies segment, $2,610 and $4,475 for the SGK Brand Solutions segment, and income of $1,248 and charges of $1,598 for Corporate and Non-Operating, for the three months ended March 31, 2023 and 2022, respectively. Acquisition and divestiture costs, ERP integration costs, and strategic initiatives and other charges were $711 and $1,188 for the Memorialization segment, $3,374 and $193 for the Industrial Technologies segment, $3,131 and $5,703 for the SGK Brand Solutions segment, and income of $39 and charges of $3,489 for Corporate and Non-Operating, for the six months ended March 31, 2023 and 2022, respectively.
*** Non-recurring/incremental COVID-19 costs were $579 for the Memorialization segment, $1 for the Industrial Technologies segment, $170 for the SGK Brand Solutions segment, and $463 for Corporate and Non-Operating, for the three months ended March 31, 2022. Non-recurring/incremental COVID-19 costs were $1,043 for the Memorialization segment, $5 for the Industrial Technologies segment, $390 for the SGK Brand Solutions segment, and $465 for Corporate and Non-Operating, for the six months ended March 31, 2022.

Matthews International Reports Results for Fiscal 2023 Second Quarter

April 27, 2023
ADJUSTED NET INCOME AND EPS RECONCILIATION (Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,				Six Months Ended March 31,
	2023		2022		2023		2022
		per share		per share		per share		per share
Net income (loss) attributable to Matthews	$9,127	$0.29	$(1,905)	$(0.06)	$12,830	$0.41	$(21,708)	$(0.68)
Acquisition and divestiture costs (1)	1,953	0.07	—	—	3,015	0.10	—	—
Strategic initiatives and other charges (2)	1,153	0.03	4,965	0.16	2,924	0.09	7,974	0.24
Non-recurring / incremental COVID-19 costs (3)	—	—	905	0.03	—	—	1,441	0.05
Exchange losses related to highly inflationary accounting (4)	160	—	—	—	1,248	0.04	—	—
Defined benefit plan termination related items (5)	—	—	82	—	16	—	401	0.01
Asset write-downs (6)	—	—	10,308	0.33	—	—	10,308	0.33
Non-service pension and postretirement expense (7)	62	0.01	181	—	1,103	0.04	23,512	0.74
Amortization	7,887	0.25	8,964	0.28	15,644	0.50	25,124	0.79
Adjusted net income	$20,342	$0.65	$23,500	$0.74	$36,780	$1.18	$47,052	$1.48

Note: Adjustments to net income for non-GAAP reconciling items were calculated using an income tax rate of 29.8% and 25.9% for the three and six months ended March 31, 2023, respectively, and 16.9% and 22% for the three and six months ended March 31, 2022, respectively.
(1) Includes certain non-recurring costs associated with recent acquisition and divestiture activities.
(2) Includes certain non-recurring costs associated with productivity and cost-reduction initiatives intended to result in improved operating performance, profitability and working capital levels and costs associated with global ERP system integration efforts, net of loss recoveries related to a previously disclosed theft of funds by a former employee initially identified in fiscal 2015.

(3) Includes certain non-recurring direct incremental costs (such as costs for purchases of computer peripherals and devices to facilitate working-from-home, additional personal protective equipment and cleaning supplies and services, etc.) incurred in response to COVID-19. This amount does not include the impact of any lost sales or underutilization due to COVID-19.

(4) Represents exchange losses associated with highly inflationary accounting related to the Company's Turkish subsidiaries.
(5) Represents items associated with the termination of the Company's DB Plan, supplemental retirement plan and the defined benefit portion of the officers retirement restoration plan.
(6) Represents asset write-downs within the SGK Brand Solutions segment.
(7) Non-service pension and postretirement expense includes interest cost, expected return on plan assets, amortization of actuarial gains and losses, curtailment gains and losses, and settlement gains and losses. These benefit cost components are excluded from adjusted EBITDA since they are primarily influenced by external market conditions that impact investment returns and interest (discount) rates. Curtailment gains and losses and settlement gains and losses are excluded from adjusted EBITDA since they generally result from certain non-recurring events, such as plan amendments to modify future benefits or settlements of plan obligations. The service cost and prior service cost components of pension and postretirement expense are included in the calculation of adjusted EBITDA, since they are considered to be a better reflection of the ongoing service-related costs of providing these benefits. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.

Matthews International Reports Results for Fiscal 2023 Second Quarter

April 27, 2023
CONSTANT CURRENCY SALES AND ADJUSTED EBITDA RECONCILIATION (Unaudited)
(In thousands)

	Memorialization	Industrial Technologies	SGK Brand Solutions	Corporate and Non-Operating	Consolidated
Reported sales for the quarter ended March 31, 2023	$222,889	$125,514	$131,177	$—	$479,580
Changes in foreign exchange translation rates	672	3,319	5,930	—	9,921
Constant currency sales for the quarter ended March 31, 2023	$223,561	$128,833	$137,107	$—	$489,501

Reported sales for the six months ended March 31, 2023	$429,391	$234,657	$264,772	$—	$928,820
Changes in foreign exchange translation rates	2,153	8,140	16,659	—	26,952
Constant currency sales for the six months ended March 31, 2023	$431,544	$242,797	$281,431	$—	$955,772

Reported adjusted EBITDA for the quarter ended March 31, 2023	$48,030	$15,565	$11,020	$(16,168)	$58,447
Changes in foreign exchange translation rates	(46)	1,178	308	82	1,522
Constant currency adjusted EBITDA for the quarter ended March 31, 2023	$47,984	$16,743	$11,328	$(16,086)	$59,969

Reported adjusted EBITDA for the six months ended March 31, 2023	$87,167	$27,767	$23,252	$(30,448)	$107,738
Changes in foreign exchange translation rates	(184)	2,289	1,291	(266)	3,130
Constant currency adjusted EBITDA for the six months ended March 31, 2023	$86,983	$30,056	$24,543	$(30,714)	$110,868

Matthews International Reports Results for Fiscal 2023 Second Quarter

April 27, 2023
NET DEBT AND NET DEBT LEVERAGE RATIO RECONCILIATION (Unaudited)
(Dollars in thousands)

	March 31, 2023	September 30, 2022

Long-term debt, current maturities	$2,825	$3,277
Long-term debt	775,202	795,291
Total debt	778,027	798,568

Less: Cash and cash equivalents	(41,916)	(69,016)

Net Debt	$736,111	$729,552

Adjusted EBITDA	$209,623	$210,408

Net Debt Leverage Ratio	3.5	3.5

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